Exhibit 3.3

ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION
OF GB&T BANCSHARES, INC.

1.       The name of the corporation is GB&T Bancshares, Inc..

2.       Pursuant to O.C.G.A. Section 14-2-1006, the Articles of Incorporation of the Corporation are hereby amended by deleting the article stating the number of authorized shares and their par value and substituting in lieu thereof statement that the number of authorized shares is Twenty Million shares at no par value.

3.     The Articles of Amendment were adopted by the Board of Directors on March 18, 2002.  No other approvals are required by law.

4.     For record purposes this Article of Amendment is to be effective as of June 30, 2002.

IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Articles of Amendment on behalf of the Corporation this 28th day of August, 2002.

       GB&T Bancshares, Inc.

       By: _/s/ Richard A. Hunt_______________
             Richard A. Hunt, President

       Attest: __/s/ Gregory Hamby____________
                   Gregory Hamby,
                      EVP and Assistant Secretary